Exhibit 99.23(d)(iii)(a)

AMENDMENT No. 1 TO THE

AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT to the Amended and Restated Sub-Advisory Agreement is effective as of March 1, 2007 by and among SA FUNDS – INVESTMENT TRUST (the “Trust”), LWI FINANCIAL INC. (formerly Assante Asset Management Inc.) (“LWI”) and DIMENSIONAL FUND ADVISORS LP, a Delaware limited partnership and registered investment adviser (“Sub-Adviser”).

WHEREAS, the Trust, LWI and Sub-Adviser have entered into that certain Amended and Restated Investment Sub-Advisory Agreement, executed as of June 14, 2005 (the “Agreement”);

WHEREAS, the parties to the Agreement desire to amend the Agreement to reflect revised sub-advisory fees to be paid to the Sub-Adviser;

WHEREAS, the Trust and LWI desire to have Sub-Adviser provide sub-advisory services set forth in the Agreement to the SA U.S. Fixed Income Fund, the SA Emerging Markets Equity Fund, and the SA Real Estate Securities Fund (“New Funds”), upon their effective registration with the Securities & Exchange Commission under the Investment Company Act of 1940, as amended; and

WHEREAS, for its sub-advisory services with respect to the New Funds, LWI shall pay Sub-Adviser a sub-advisory fee, accrued daily and payable monthly, in accordance with Schedule A hereto;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.                    Pursuant to Section 14 of the Agreement, Schedule A of the Agreement is hereby amended and restated in its entirety with the Schedule A attached hereto, and the funds set forth in Schedule A hereto shall each be a “Fund,” or collectively the “Funds,” for the purposes of the Agreement.

2.                    Except as set forth herein, all provisions of the Agreement shall remain in full force and effect.

3.                    This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

SA FUNDS – INVESTMENT TRUST

By:	/s/ Robert Herrmann

Name: Robert Herrmann

Title: President

LWI FINANCIAL INC.

By:		/s/ Robert Herrmann

Name: Robert Herrmann

Title: President

DIMENSIONAL FUND ADVISORS LP

By:	Dimensional Holdings Inc.,
its General Partner

	By:	/s/ Catherine L. Newell

Name: Catherine L. Newell

Title: Vice President and Secretary

SCHEDULE A

Fund	Fee

SA Fixed Income Fund	5 basis points annually
SA U.S. Market Fund	4.62 basis points annually until January 1, 2009 or, if earlier, until the date LWI obtains shareholder approval of the fee change, and then 8 basis points annually thereafter*
SA U.S. HBtM Fund	10 basis points annually
SA U.S. Small Company Fund	35 basis points annually
SA International HBtM Fund	20 basis points annually
SA International Small Company Fund	0 basis points annually
SA U.S. Fixed Income Fund	10 basis points annually
SA Emerging Markets Fund	50 basis points annually
SA Real Estate Securities Fund	15 basis points annually

* Sub-Adviser shall not receive any sub-advisory fee for its sub-advisory services to the SA U.S. Market Fund with respect to any assets of the SA U.S. Market Fund invested in the U.S. Micro Cap Portfolio of DFA Investment Dimensions Group Inc.